Miller Funds
Change in Accountants (Unaudited)
October 31, 2017


On September 11, 2017, the Audit Committee of Miller Investment
Trust ("Committee") appointed and formally engaged RSM US, LLP ("RSM") as the Funds' independent registered public accounting firm for the fiscal year ending October 31, 2017. The selection was based on on a number of factors including improving the level of service and managing fund expenses.

Deloitte & Touche LLP's ("Deloitte") reports on the Funds' financial statements for the periods ended prior to November 1, 2016 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the periods ended prior to November 1, 2016, there were no disagreements between the Funds and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such period.

During the periods ended prior to November 1, 2016, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the periods ended prior to November 1, 2016, neither the Funds nor anyone on their behalf have consulted with RSM regarding; (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Funds' financial statements, and neither a written report was provided to the Funds nor oral advice was provided that RSM concluded was an important factor considered by the Funds in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item
304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304 (a)(1)(v) of Regulation S-K).


March 23, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 77K of The Miller Convertible Bond Fund,
Miller Convertible Plus Bond Fund, and the Miller Intermediate
Bond Funds Form N-SAR dated January 12, 2018, and we agree with the statements made therein.

Yours truly,
/s/ DELOITTE & TOUCHE LLP